EXHIBIT 99.1


                   NATIONAL COAL CORP. NAMES NEW BOARD MEMBER

KNOXVILLE, TENN. - (March 2, 2009) - National Coal Corp. (Nasdaq: NCOC), a Central and Southern Appalachian coal producer, is pleased to welcome Marc R. Solochek to its Board of Directors, effective March 1, 2009.

"We welcome Marc to the Board of Directors, and look forward to his service. His knowledge of, and over 30 years experience in, the coal industry as well as his reputation as a skilled financial consultant will be an asset to our team," explains Daniel Roling, President and Chief Executive Officer at National Coal Corp.

Solochek preceded this responsibility at National Coal with service as Executive Vice President and Chief Financial Officer at Vulcan Capital Management, and Chairman of the Board of Managers at The Elk Horn Coal Company.

Prior to those positions he served as Executive Vice President and Chief Financial Officer at Triton Coal Company, from December 1998 to July 12, 2002; and then from October 1997 to December 1998, as Consultant to the Director of Mergers and Acquisitions at Vulcan Capital Management. Prior to those roles, he served as Chief Financial Officer at Ashland Coal, Inc. preceded by positions of increasing authority within its financial and senior management.



ABOUT NATIONAL COAL CORP.
Headquartered in Knoxville, Tenn., National Coal Corp., through its wholly-owned subsidiary, National Coal Corporation, is engaged in coal mining in East Tennessee, and through its wholly-owned subsidiary, National Coal of Alabama, is engaged in coal mining in Alabama. Currently, National Coal employs about 350 people. National Coal sells steam coal to electric utilities and industrial companies in the Southeastern United States. For more information and to sign-up for instant news alerts visit www.nationalcoal.com.

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